Exhibit 99.1

EZCORP REPORTS REVENUES OF $269 MILLION AND EARNINGS PER SHARE OF $0.42

AUSTIN, Texas (January 28, 2014) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced its financial results for its first quarter of fiscal 2014.
For the quarter, total revenues were $269 million with net income of $23 million and earnings per share of $0.42. Excluding the negative impact of the company’s minority investment in Albemarle & Bond and losses related to the company’s immature online lending businesses, net income was $27 million and earnings per share were $0.49, both non-GAAP measures.
Paul Rothamel, EZCORP’s President and Chief Executive Officer, stated, “I am pleased with our consolidated financial results this quarter and our underlying revenue and expense trends in our core U.S. and Latin America pawn and financial services businesses. Additionally we saw solid quarter-over-quarter progress in our newer online lending and selling channels. Most encouraging is that in a soft U.S. holiday shopping environment we delivered same-store sales growth of 8% in the quarter with jewelry same-store sales growth of 29% at very healthy margins. Online sales grew 21% as well and accounted for 9% of our overall sales volume.”

Consolidated Financial Highlights

•
Total revenues were $269 million compared to $273 million in the same period last year. Excluding gold scrapping, total revenues were up 6%, driven by strong retail sales and consumer loan fee growth in the United States and Mexico.

•
Net income for the quarter was $23 million, net of a $1 million impact from Albemarle & Bond and a $3 million impact from the company’s online lending businesses. The $27 million of net income before those impacts was driven primarily by the company’s U.S. storefront businesses, which accounted for 82% of total adjusted segment contribution. The company’s Latin America segment accounted for 14% of total adjusted segment contribution in the quarter.

•
Earning assets were $471 million at quarter-end, an increase of 13%, as a result of growth in payroll withholding, installment, and auto title loans, as well as inventory in the U.S. and Mexico. Net inventory was $143 million, a 19% increase over the same period last year, as the company executed against its strategy to drive jewelry retail sales rather than scrapping. The second quarter is typically the highest retail selling quarter of the year.

•
Cash and cash equivalents, including restricted cash, were $45 million at quarter-end, with debt of $252 million, including $106 million of Grupo Finmart third-party debt, which is non-recourse to EZCORP.

•	The effective tax rate was 30% compared to 33% for the same period last year, as the company continued to diversify its operations worldwide.

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U.S. & Canada
Pawn —

▪
Merchandise sales increased 12% in total and 8% on a same-store basis driven by strong performance in storefronts and online. Gross margin on merchandise sales remained strong at 40%, with only a 100 basis point decrease from the same quarter last year as the company aggressively pursued market share.

▪
Jewelry sales increased 33% in total and 29% on a same-store basis, with gross margin of 45% compared to 46% last year, due to improved presentation, pricing and promotions at the company’s 489 storefronts. This strong performance compares very favorably to traditional retail jewelers in the U.S. who generally reported mid-single digit same-store growth this past quarter.

▪	Total general merchandise sales increased 4% in the quarter and were up 1% on a same-store basis.

▪
Online sales grew 21% over last year and accounted for roughly 9% of the company’s total merchandise sales. Online sales are driven from storefront inventory and the company currently has over 50,000 items available for sale online.

▪
Pawn loan balances were $141 million at quarter-end, roughly flat to last year, as the company’s customers continue to increase their use of general merchandise for collateral. The general merchandise loan balance grew 9% while the jewelry loan balance declined 8%. Transactions were up 3% and average loan size decreased approximately 8% compared to the same quarter last year. The average loan for general merchandise is roughly one-third that of an average jewelry loan.

▪
Redemption rates were 83%, up 100 basis points compared to a year ago, driven by a 200 basis point increase in the jewelry redemption rate to 87%, while the general merchandise redemption rate decreased 100 basis points to 75%.

▪
Segment contribution from the 52 Cash Converters stores in Canada and the U.S. improved by $0.7 million on a pre-tax basis in the quarter, and this operating unit crossed into profitability for the first time. The company continues to refine the model and expects continued profit growth for the rest of the year.

Financial Services —

▪
Total loan balances, net of reserves, were $58 million at quarter-end, a 20% increase over the same quarter last year. This increase was driven by solid growth at the company’s 494 storefronts as well as the addition of its online channel acquired late in the first quarter of fiscal 2013. At quarter-end, the online loan balance was $3 million, 5% of the segment’s total consumer loan balance. Loan balances in Texas cities affected by restrictive local ordinances declined 41% year-over-year.

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▪
Loan fees were $49 million, up 10%. The gap in growth between loan balances and fees year-over-year is the result of lower yields driven by a competitive marketplace and regulatory impact. The company expects to continue to grow loan balances aggressively against declining yields.

▪
Bad debt as a percentage of fees was 32%, up 700 basis points. Approximately half of this increase reflects the impact of regulatory changes at the local and federal level. These changes will continue to negatively impact the profitability of the business. The remaining roughly 350 basis point decline was driven primarily by new store growth, most of which came outside of Texas, and the penetration of the company’s online channel. The company expects both of these impacts to moderate over the next several quarters as the new stores naturally mature and online bad debt continues its quarter-over-quarter improvement.

▪
The company also expects improved expense leverage within the business as it realizes the effects of cost savings initiatives launched in fiscal 2013. Improvements in underwriting and loan management systems and service and collection center consolidation are well underway and should be materially completed by the end of fiscal 2014.

Latin America
Payroll Withholding Lending —

▪
Total loan balances at the end of the quarter were $114 million, up 42%, driven primarily by significant growth in loan originations in existing contracts. The company also added or renewed 18 contracts in the quarter. Grupo Finmart now has 52 active contracts providing access to over 4 million customers.

▪
Net revenues were $32 million in the quarter, with bad debt as a percentage of fees of 10%, compared to a bad debt benefit of 9% in the prior year due to a large aged debt sale. Bad debt is expected to decline over the next several quarters to approximately 5% to 8% of loan fees.

Pawn —

▪
Pawn loan balances were $13 million, down 6% with pawn service fees down 2% as Empeño Fácil focused on better quality lending. Yield on the loan balance improved 1,200 basis points from 193% to 205%. General merchandise now accounts for 92% of the total loan portfolio compared to 89% a year ago.

▪
Merchandise sales increased 12% compared to last year with margins of 37%, down 500 basis points driven by aggressive pricing in an increasingly competitive marketplace. The company expects margins to continue to be pressured for the remainder of the year.

Other International
Online Lending —

•
Cash Genie, the company’s U.K. online lending business, showed improved performance in the quarter compared to the fourth quarter of last year. In the quarter the company narrowed its operating loss to under $2 million, a 51% improvement from the fourth quarter of fiscal 2013. New loans made during the quarter increased 28% and the number of loans increased 25% over the immediately preceding quarter. Expense reduction initiatives in the U.K. have

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reduced costs by 18% quarter-over-quarter. The company expects these trends to continue for the remainder of the year.
Strategic Affiliates —

•
The company’s income from affiliates was down sharply, 75% year-over-year, driven primarily by profit decline at its non-controlled affiliate Albemarle & Bond. On January 27, 2014, Albemarle & Bond announced the termination of their formal sales process, and stated that there may be limited value attributable to the ordinary shares. As a result, EZCORP may be required to write off the remaining $7.9 million of its investment in the second quarter.

CEO Commentary
“The first quarter of fiscal 2014 represents a clear demarcation for us at EZCORP. We spent much of the last two years investing in new businesses and channels to diversify our business as we focus on serving our evolving customer. This diversification was also intended to seize emerging opportunities as well as insulate us from market shocks. We made those investments and in the third quarter of last year we exited certain legacy business models. Today we are solely focused on executing within the businesses and channels we have,” said Mr. Rothamel.

“In the first quarter, our U.S. and Canada storefronts in pawn and financial services delivered 82% of our consolidated segment contribution while our Latin America operations delivered 14%. Our immature online lending channels and our strategic affiliate Albemarle & Bond were a drag to our segment contribution and net income.

“We expect year-over-year financial comparisons in the second quarter to be challenging as our U.S. pawn and financial services businesses continue to anniversary gold volume declines and regulatory changes respectively. Our online businesses will continue their quarter-over-quarter improvement, but will not cross into profitability until the third quarter. We expect year-over-year growth in Latin America and also expect to see expense leverage improvements as our expense control initiatives, begun in fiscal 2013, take hold.

“By the third quarter, we expect to see significant improvements in our year-over-year comparisons and the fourth quarter will show significant growth to the same quarter last year, as all of our operating segments and channels contribute to earnings.

“That run rate should then carry us to fiscal 2015 when we expect to deliver growth in all of our businesses with the online selling and lending channels growing fastest, followed by our Latin America businesses and our U.S. storefronts,” added Rothamel.

The company provides supplemental information on its website. For additional content, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.
About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,600 teammates and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online,

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we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise, and an investment in Albemarle & Bond Holdings PLC, a U.K. pawnbroking business.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2013	2012
Revenues:
Merchandise sales	$105,587	$94,604
Jewelry scrapping sales	27,703	44,709
Pawn service charges	64,133	65,400
Consumer loan fees and interest	66,329	63,134
Other revenues	5,605	4,814
Total revenues	269,357	272,661
Merchandise cost of goods sold	63,588	54,945
Jewelry scrapping cost of goods sold	20,020	31,305
Consumer loan bad debt	18,432	13,521
Net revenues	167,317	172,890
Operating expenses:
Operations	112,769	103,285
Administrative	15,745	13,671
Depreciation	7,466	6,560
Amortization	1,940	714
(Gain) loss on sale or disposal of assets	(6,290)	29
Total operating expenses	131,630	124,259
Operating income	35,687	48,631
Interest expense, net	4,332	3,637
Equity in net income of unconsolidated affiliates	(1,271)	(5,038)
Other income	(168)	(501)
Income from continuing operations before income taxes	32,794	50,533
Income tax expense	9,881	16,672
Income from continuing operations, net of tax	22,913	33,861
Income (loss) from discontinued operations, net of tax	1,482	(1,706)
Net income	24,395	32,155
Net income from continuing operations attributable to redeemable noncontrolling interest	1,826	1,438
Net income attributable to EZCORP, Inc.	$22,569	$30,717

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$0.39	$0.62
Discontinued operations	0.03	(0.03)
Diluted earnings per share	$0.42	$0.59

Weighted average shares outstanding diluted	54,362	52,112

Net income from continuing operations attributable to EZCORP, Inc.	$21,087	$32,423
Income (loss) from discontinued operations attributable to EZCORP, Inc.	1,482	(1,706)
Net income attributable to EZCORP, Inc.	$22,569	$30,717

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$38,486	$46,668
Restricted cash	4,019	1,133
Pawn loans	153,421	162,150
Consumer loans, net	82,807	40,470
Pawn service charges receivable, net	30,842	31,077
Consumer loan fees and interest receivable, net	40,181	34,073
Inventory, net	142,711	120,271
Deferred tax asset	13,825	15,716
Income tax receivable	7,268	—
Prepaid expenses and other assets	42,895	50,394
Total current assets	556,455	501,952
Investments in unconsolidated affiliates	97,424	144,232
Property and equipment, net	114,539	114,082
Restricted cash, non-current	2,742	1,994
Goodwill	434,835	434,671
Intangible assets, net	65,178	59,562
Non-current consumer loans, net	60,750	66,615
Deferred tax asset	7,521	—
Other assets, net	29,685	19,198
Total assets	$1,369,129	$1,342,306
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$16,737	$27,562
Current capital lease obligations	533	533
Accounts payable and other accrued expenses	77,619	70,829
Other current liabilities	11,106	24,396
Customer layaway deposits	5,782	6,254
Income taxes payable	—	659
Total current liabilities	111,777	130,233
Long-term debt, less current maturities	235,289	207,978
Long-term capital lease obligations	253	771
Deferred tax liability	—	10,815
Deferred gains and other long-term liabilities	22,938	31,019
Total liabilities	370,257	380,816
Temporary equity:
Redeemable noncontrolling interest	57,578	49,323
EZCORP, Inc. stockholders’ equity	941,294	912,167
Total liabilities and stockholders’ equity	$1,369,129	$1,342,306

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2013
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$88,890	$16,697	$—	$105,587
Jewelry scrapping sales	25,925	1,778	—	27,703
Pawn service charges	57,069	7,064	—	64,133
Consumer loan fees and interest	48,702	14,293	3,334	66,329
Other revenues	485	5,122	(2)	5,605
Total revenues	221,071	44,954	3,332	269,357
Merchandise cost of goods sold	53,047	10,541	—	63,588
Jewelry scrapping cost of goods sold	18,570	1,450	—	20,020
Consumer loan bad debt	15,556	1,391	1,485	18,432
Net revenues	133,898	31,572	1,847	167,317
Segment expenses (income):
Operations	90,682	18,382	3,705	112,769
Depreciation	4,267	1,459	103	5,829
Amortization	652	617	26	1,295
(Gain) loss on sale or disposal of assets	(6,318)	6	—	(6,312)
Interest expense (income), net	5	3,148	(2)	3,151
Equity in net income of unconsolidated affiliates	—	—	(1,271)	(1,271)
Other income	—	(30)	(29)	(59)
Segment contribution (loss)	$44,610	$7,990	$(685)	$51,915
Corporate expenses:
Administrative				15,745
Depreciation				1,637
Amortization				645
Loss on sale or disposal of assets				22
Interest expense, net				1,181
Other income				(109)
Income from continuing operations before income taxes				32,794
Income tax expense				9,881
Income from continuing operations, net of tax				22,913
Income from discontinued operations, net of tax				1,482
Net income				24,395
Net income from continuing operations attributable to redeemable noncontrolling interest				1,826
Net income attributable to EZCORP, Inc.				$22,569

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$79,704	$14,900	$—	$94,604
Jewelry scrapping sales	41,988	2,721	—	44,709
Pawn service charges	58,197	7,203	—	65,400
Consumer loan fees and interest	44,328	11,877	6,929	63,134
Other revenues	2,791	1,641	382	4,814
Total revenues	227,008	38,342	7,311	272,661
Merchandise cost of goods sold	46,322	8,623	—	54,945
Jewelry scrapping cost of goods sold	29,074	2,231	—	31,305
Consumer loan bad debt expense (benefit)	10,928	(1,048)	3,641	13,521
Net revenues	140,684	28,536	3,670	172,890
Segment expenses (income):
Operations	84,572	14,635	4,078	103,285
Depreciation	3,691	1,105	71	4,867
Amortization	147	435	26	608
Loss on sale or disposal of assets	29	—	—	29
Interest expense, net	17	2,613	—	2,630
Equity in net income of unconsolidated affiliates	—	—	(5,038)	(5,038)
Other (income) expense	(4)	20	(69)	(53)
Segment contribution	$52,232	$9,728	$4,602	$66,562
Corporate expenses:
Administrative				13,671
Depreciation				1,693
Amortization				106
Interest expense, net				1,007
Other income				(448)
Income from continuing operations before income taxes				50,533
Income tax expense				16,672
Income from continuing operations, net of tax				33,861
Loss from discontinued operations, net of tax				(1,706)
Net income				32,155
Net income from continuing operations attributable to redeemable noncontrolling interest				1,438
Net income attributable to EZCORP, Inc.				$30,717

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EZCORP, Inc.
Store Count Activity

	Three Months Ended December 31, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,030	312	—	1,342	8
De novo	5	4	—	9	—
Acquired	—	—	—	—	—
Sold, combined or closed	(7)	—	—	(7)	(2)
End of period	1,028	316	—	1,344	6

	Three Months Ended December 31, 2012
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	987	275	—	1,262	10
De novo	51	24	—	75	—
Acquired	12	20	—	32	—
Sold, combined or closed	—	—	—	—	—
End of period	1,050	319	—	1,369	10

Discontinued operations	(50)	(57)	—	(107)	—
Stores in continuing operations:	1,000	262	—	1,262	10

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EZCORP, Inc.
Reconciliation of GAAP to Non-GAAP Results (Unaudited)
(in thousands, except per share data)

The following tables provide a reconciliation of the differences between the reported or projected non-GAAP financial measures for the periods indicated and the most comparable GAAP financial measures. The non-GAAP financial measures presented may not be directly comparable to similarly titled measures reported by other companies and their usefulness for such purposes are therefore limited. EZCORP management believes presentation of the non-GAAP financial measures enhances investors’ ability to analyze the Company’s operating results. However, non-GAAP financial measures are not an alternative to GAAP financial measures and should be read only in conjunction with financial measures presented on a GAAP basis.

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	GAAP	Non-GAAP Adjustment	Non-GAAP	GAAP	Non-GAAP Adjustment	Non-GAAP
Segment Contribution:
U.S. & Canada*	$44,610	$2,778	$47,388	$52,232	$396	$52,628
Latin America	7,990	—	7,990	9,728	—	9,728
Other International**	(685)	2,924	2,239	4,602	(877)	3,725
Total Segment Contribution	51,915	5,702	57,617	66,562	(481)	66,081

Administrative	15,745	—	15,745	13,671	—	13,671
Depreciation	1,637	—	1,637	1,693	—	1,693
Amortization	645	—	645	106	—	106
Loss on sale or disposal of assets	22	—	22	—	—	—
Interest expense, net	1,181	—	1,181	1,007	—	1,007
Other Income	(109)	—	(109)	(448)	—	(448)
Income from continuing operations before income taxes	32,794	5,702	38,496	50,533	(481)	50,052
Income tax expense	9,881	1,716	11,597	16,672	159	16,831
Income from continuing operations, net of tax	22,913	3,986	26,899	33,861	(640)	33,221
Income from discontinued operations, net of tax	1,482	—	1,482	(1,706)	—	(1,706)
Net income	24,395	3,986	28,381	32,155	(640)	31,515
Net income from continuing operations attributable to redeemable noncontrolling interest	1,826	—	1,826	1,438	(354)	1,084
Net income attributable to EZCORP, Inc.	$22,569	$3,986	$26,555	$30,717	$(286)	$30,431

Weighted Average Shares Outstanding	54,362	—	54,362	52,112	—	52,112
EPS	$0.42	$0.07	$0.49	$0.59	$(0.01)	$0.58
* The U.S. & Canada non-GAAP adjustment is due to losses in our EZOnline business.
** The Other International non-GAAP adjustment includes a $1.2 million loss and $1.9 million income due to Albemarle & Bond during the three months ended December 31, 2013 and 2012 respectively, and losses of $1.8 million and $0.4 million due to our online business in the U.K. for three months ended December 31, 2013 and 2012 respectively.

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